Exhibit 99.1

AMF Bowling Worldwide	International Headquarters 8100 AMF Drive Mechanicsville, VA 23111	Post Office Box 15060 Richmond, Virginia 23227	804/730-4000 Telephone	804/559-6276 Facsimile

FOR IMMEDIATE RELEASE	Contact:	Merrell Wreden
AMF
804/559-8643

Michael Freitag
Kekst and Company
212/521-4896
News Release

CODE HENNESSY & SIMMONS LLC TO ACQUIRE

AMF BOWLING WORLDWIDE, INC.

Richmond, Virginia, November 27, 2003 – AMF Bowling Worldwide, Inc. (“AMF”) and Code Hennessy & Simmons LLC (“CHS”), a Chicago-based private equity firm, announced today that they have entered into a definitive agreement for AMF to be acquired by an affiliate of CHS in a merger transaction.

Under the terms of the merger agreement, AMF shareholders will receive $25.00 in cash for each common share.

Thomas J. Formolo, a partner at CHS, said: “We are excited about working with the AMF team to build upon the company’s strong brand name and market presence. Importantly, our strategy will be centered on investing in both people and facilities to position AMF as the world’s premier operator of bowling centers and manufacturer of bowling products.”

“This marks the beginning of a new era for AMF,” said George W. Vieth, Jr., interim President and Chief Executive Officer of AMF. “CHS has a proven track record of helping its portfolio companies grow and realize their business potential. The CHS team is clearly enthusiastic about AMF and its prospects for the future. This is a very exciting, positive development for our business and AMF’s 15,000 employees worldwide.”

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AMF/CHS	Page 2.

Under the terms of the merger agreement, the cash consideration paid to AMF shareholders may be increased by $0.01 per share per day under certain circumstances if the merger has not closed by a date to be determined. In addition, following the consummation of the merger, the holders of any unexercised AMF Series A warrants will be entitled to receive the difference between the merger consideration and the exercise price.

The transaction is subject to approval by the shareholders of AMF at a special meeting, expiration of the Hart-Scott-Rodino Act waiting period, and other customary conditions. In addition, the closing of the transaction is subject to CHS’ ability to obtain requisite financing to consummate the transaction.

In connection with the execution of the merger agreement, certain shareholders owning in the aggregate approximately 76% of AMF’s outstanding common stock have agreed with CHS to vote their shares in favor of the merger. The transaction is expected to close in the first quarter of calendar 2004.

AMF’s financial advisor for this transaction was Greenhill & Co., LLC.

Founded in 1988, CHS is a private equity firm that manages approximately $1.5 billion of capital in four funds. CHS focuses on building shareholder value in companies through strong relationships with management teams and sound investment strategies. Additional information on CHS is available at www.chsonline.com.

AMF Bowling Worldwide Inc. is the world’s largest owner and operator of bowling centers and is also a leader in the manufacturing and marketing of bowling and billiards products. Additional information about AMF is available on the Internet at www.amf.com.